As filed with the Securities and Exchange Commission on February 21, 2007
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YP CORP.
(Exact name of Registrant as Specified in Its Charter)

Nevada	85-0206668
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4840 East Jasmine Street, Suite 105
Mesa, Arizona 85205
(Address of Principal Executive Offices) (Zip Code)

YP Corp. Amended and Restated 2003 Stock Plan
(Full Title of the Plan)

Daniel M. Mahoney
Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
(602) 382-6206
(Name, Address and Telephone Number, including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.001 Par Value (2003 Stock Plan)	3,000,000 shares	$1.02	$3,060,000	$93.94

(1)
In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, on the basis of the average of the high and low prices for shares of common stock of the Registrant on the Over-The-Counter Bulletin Board on February 20, 2007.

EXPLANATORY NOTE

This Registration Statement relates to the Form S-8 Registration Statement No. 333-107721 of YP.Net, Inc. (which changed its name to YP Corp. on April 21, 2004), filed on August 7, 2003, and the Form S-8 Registration Statement No. 333-112871 of YP Net, Inc., filed on February 17, 2004, the contents of which are incorporated herein by reference pursuant to General Instruction E to Form S-8. Pursuant to such Registration Statements, the Registrant registered an aggregate of 5,000,000 shares of common stock for issuance under the YP Corp. Amended and Restated 2003 Stock Plan (the “2003 Plan”).

This Registration Statement reflects the further amendment to the 2003 Plan increasing the number of shares authorized to be issued thereunder from 5,000,000 shares to 8,000,000 shares, as approved by the shareholders of the Registrant at the Annual Meeting of Shareholders, held on February 8, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and are incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and filed with the SEC on December 29, 2006.

2.	The Registrant’s Current Report on Form 8-K filed with the SEC on January 22, 2007, as amended on January 30, 2007.

3.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006 and filed with the SEC on February 20, 2007.

4.	A description of the Registrant’s common stock, which is contained in the Registrant’s Registration Statement on Form 10SB12G, File No. 000-24217, as filed with the SEC on May 6, 1998.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Under Section 78.7502 of the Nevada Revised Statutes (“NRS”), directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “Derivative Action”)) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care applies to Derivative Actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action, and the NRS requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.

Article 10 of the Restated Articles of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by the NRS, (i) indemnify any and all persons whom it shall have power to indemnify under the NRS (including directors and officers) from and against any and all of the expenses, liabilities or other matters referred to in or covered by said statutes, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and continues as to persons who have ceased to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. In addition, Article 9 of the Restated Articles of Incorporation of the Registrant provides for the elimination of personal liability of directors and officers of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, to the fullest extent permitted by the NRS, as amended and supplemented.

Article 5 of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) contains similar provisions and sets forth a procedure by which officers or directors may seek indemnification from the Registrant. The Bylaws provide that individuals entitled to indemnification under Article 5 thereof can bring suit against the Registrant for such indemnity if the Registrant does not provide it within sixty days of receipt of a claim (the period is twenty days if the claim is for the advancement of expenses). Additionally, the Bylaws limit indemnification in situations where officers or directors actually collect insurance payments for amounts that would otherwise be subject to indemnification and where proceedings are settled without the Registrant’s consent. The Bylaws further provide that Article 5 thereof is deemed to be a contract between the Registrant and its officers and directors for the duration of its effectiveness. Finally, the Bylaws provide that the Registrant may elect to indemnify its employees and other agents to the same or a lesser extent as its officers and directors, and they require that any potential indemnitee provide written notice to the Registrant of proceedings or claims that might give rise to indemnification rights under Article 5.

In addition, the Registrant maintains directors’ and officers’ liability insurance policies that provide coverage for losses arising from claims made against its directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Registrant.

Item 8.	Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation of YP Corp. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006).

4.2	Amended and Restated Bylaws of YP Corp. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006).
5.1	Opinion of Snell & Wilmer L.L.P.
23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
23.2	Consent of Epstein, Weber & Conover P.L.C
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	YP Corp. Amended and Restated 2003 Stock Plan (incorporated herein by reference to Exhibit 31.1 to the Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2003).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on February 21, 2007.

YP CORP.

By:	/s/ Daniel L. Coury, Sr.
Daniel L. Coury, Sr.
President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes Daniel L. Coury, Sr. and Gary L. Perschbacher, and each of them, as attorneys-in-fact, to sign in his or her name and behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments, to this Registration Statement.

Signature	Title	Date

/s/ Daniel L. Coury, Sr.	President, Chief Executive Officer and
Daniel L. Coury, Sr.	Director (Principal Executive Officer)	February 21, 2007

/s/ Gary L. Perschbacher	Chief Financial Officer (Principal
Gary L. Perschbacher	Financial and Accounting Officer)	February 21, 2007

/s/ Joseph F. Cunningham, Jr.
Joseph F. Cunningham, Jr.	Chairman of the Board of Directors	February 21, 2007

/s/ Richard Butler
Richard Butler	Director	February 21, 2007

/s/ Elisabeth DeMarse
Elisabeth DeMarse	Director	February 21, 2007

/s/ Benjamin Milk
Benjamin Milk	Director	February 21, 2007

EXHIBIT INDEX

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation of YP Corp. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006).

4.2	Amended and Restated Bylaws of YP Corp. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006).
5.1	Opinion of Snell & Wilmer L.L.P.
23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
23.2	Consent of Epstein, Weber & Conover P.L.C.
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	YP Corp. Amended and Restated 2003 Stock Plan (incorporated herein by reference to Exhibit 31.1 to the Registrant’s Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2003).